SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 31, 2010

United Community Banks, Inc.
(Exact name of registrant as specified in its charter)

Georgia	No. 0-21656	No. 58-180-7304
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

63 Highway 515, P.O. Box 398
Blairsville, Georgia  30512
(Address of principal executive offices)

(706) 781-2265
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 1, 2010, United Community Bank (“Bank”), a wholly owned subsidiary of United Community Banks, Inc. (“United” or “Company”), entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with Fletcher International Inc. and certain affiliates thereof who will become parties thereto as purchasers (collectively, the “Purchasers”).  Pursuant to the Asset Purchase Agreement, Fletcher International Inc. will make a $10 million deposit (the “Deposit”) and Bank has agreed to sell to the Purchasers certain non-performing commercial and residential mortgage loans and other real estate owned, or “OREO,” properties (collectively, the “Purchased Assets”) with an aggregate purchase price equal to Bank’s carrying value of approximately $100 million with closing dates on or around April 30, 2010 (the “Asset Sale”).  In connection with the Asset Sale, the Bank will loan to the Purchasers 80% of the purchase price to acquire the Purchased Assets, with the remaining 20% paid in cash by such Purchasers.  The Purchasers are required to have at least 17.5% of the carrying value of the Purchased Assets, up front, to pre-fund the estimated three years’ worth of carry costs related to such assets.

Also on April 1, 2010, United and Fletcher International, Ltd. (“Fletcher”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which Fletcher agrees to purchase from the Company, and the Company agrees to issue and sell to Fletcher, 65,000 shares of United’s Series C convertible preferred stock, par value $1.00 per share (the “Convertible Preferred Stock”), at a purchase price of $1,000 per share, for an aggregate purchase price of $65 million.  Fletcher is required to purchase the Convertible Preferred Stock by May 26, 2012, subject to limited extensions upon certain events specified in the Securities Purchase Agreement (the “Securities Sale”).  The Convertible Preferred Stock will initially bear interest at a rate equal to the lesser of 12% per annum and LIBOR + 8% per annum.  If at Company’s annual shareholders meeting, the Shareholder Approval (as defined below) is received, the Convertible Preferred Stock will bear interest at a rate equal to the lesser of 8% and LIBOR + 4% per annum.  If all conditions precedent to Fletcher's obligations to purchase the Convertible Preferred Stock have been satisfied and Fletcher has not purchased all of the Convertible Preferred Stock by May 26, 2011, it must pay United 5% of the commitment amount not purchased by such date, and it must pay United an additional 5% of the commitment amount not purchased by May 26, 2012.

The Securities Purchase Agreement provides that the Company shall not effect any conversion or redemption of the Convertible Preferred Stock, and Fletcher shall not have the right to convert or redeem any portion of the Convertible Preferred Stock, into Common Stock to the extent such conversion or redemption would result in aggregate issuances to Fletcher of in excess of 9.75% (which may be reduced by Fletcher) of the number of shares of Common Stock that would be outstanding after giving effect to such conversion or redemption.  In the event that the Company cannot effect a conversion or redemption of the Convertible Preferred Stock into Common Stock due to the limit described in the immediately preceding sentence, the conversion or redemption shall be effected into an equal number of shares of Junior Preferred Stock; provided, however, that in no event shall the Company effect any conversion or redemption of the Convertible Preferred Stock or exercise of the Warrant to the extent such conversion, redemption or exercise would result in aggregate issuances to Fletcher of in excess of thirty-three and thirty-three one hundredths percent (33.33%) of the Total Equity of the Company.  For purposes of the preceding sentence, “Total Equity” means the value as reflected on the balance sheet of the Company of all shares of common, preferred and other equity capital of the Company outstanding as of the date of determination.

The Convertible Preferred Stock is redeemable by Fletcher at any time into common stock, par value $1.00 per share (“Common Stock”), or Junior Preferred Stock, at $5.25 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock (equal to 12,380,952 shares of Common Stock), subject to certain adjustments (the “Redemption Price”).  After May 26, 2015, on any date on which the average closing stock price for United's Common Stock for the twenty five business days ending on and including the third business day before such date exceeds the Conversion Price by one hundred percent (100%), United will have the option to convert all of the then outstanding Convertible Preferred Stock into Common Stock or Junior Preferred Stock at $6.02 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments (equal to 10,797,342 shares of Common Stock).  Each share of Junior Preferred Stock will be convertible into one hundred shares of United’s Common Stock after United receives shareholder approval to authorize additional Common Stock for issuance.

Concurrently with payment of the Deposit under the Asset Purchase Agreement by Fletcher International Inc., Fletcher will receive a warrant (the “Warrant”) to purchase non-voting Common Stock Equivalent Junior Preferred Stock, par value $1.00 per share, of the Company (“Junior Preferred Stock”).  The warrant amount shall initially equal $15 million.  The warrant amount will (i) be increased by  $.15 for each $1.00 of assets purchased pursuant to the Asset Purchase Agreement up to a total increase of $15 million and (ii) be increased on a dollar for dollar basis by the aggregate dollar amount of the Convertible Preferred Stock purchased under the Securities Purchase Agreement in excess of $30 million.  The warrant price for the first $30 million of the warrant amount shall be $4.25 for each one-hundredth of a share of Junior Preferred Stock (equal to 3,529,412 shares of Common Stock).  The warrant price for the warrant amount in excess of $30 million shall be $6.02 for each one-hundredth of a share of Junior Preferred Stock (equal to 5,813,953 shares of Common Stock).  The Warrant may only be exercised via cashless exercise and is exercisable for nine years following its issuance, subject to limited extension upon certain events specified in the Warrant.

The issuance of the securities described above and the increase in the Company's authorized Common Stock in connection with such issuances require Company shareholder approval pursuant to the Listing Requirements of the Nasdaq Global Select Market (the “Shareholder Approval”), which will be sought at United’s Annual Meeting of shareholders to be held on May 26, 2010.  All dates described in this Form 8-K assume the receipt of the Shareholder Approval at such meeting.  If the Shareholder Approval is not received, the Securities Purchase Agreement provides that the Company shall not effect any conversion or redemption of the Convertible Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem the Convertible Preferred Stock or exercise any portion of the Warrant, to the extent such action would result in issuances to Fletcher of Common Stock and Junior Preferred Stock (measured on an as converted basis) in excess of 19.99% of the shares of Common Stock outstanding as of the date of the Securities Purchase Agreement.  Further, the Securities Purchase Agreement provides that the Company shall not effect any conversion or redemption of the Convertible Preferred Stock or any exercise of the Warrant, and Fletcher shall not have the right to convert or redeem the Convertible Preferred Stock or exercise any portion of the Warrant, to the extent the number of shares of Common Stock and Junior Preferred Stock beneficially owned by Fletcher immediately following such action would exceed 9.90% (which may be increased by Fletcher) of aggregate number of shares of Common Stock and Junior Preferred Stock (measured on an as converted basis) outstanding after giving effect to such action.

The descriptions of the Asset Purchase Agreement, Securities Purchase Agreement and Warrant above are summaries and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 1.1, 1.2 and 1.3, respectively, and are incorporated herein by reference.

Item 5.03                      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective March 31, 2010, in connection with the Securities Sale, United filed with the Secretary of State of the State of Georgia a Certificate of Designation of the Junior Preferred Stock (the “Certificate of Designation”) amending the Articles of Incorporation of United to create, authorize and provide for the issuance of the Junior Preferred Stock as a new series of United’s existing preferred stock.  As authorized and approved by Board of Directors of United, the Certificate of Designation authorizes the issuance of 1,000,000 shares of Junior Preferred Stock having the powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations as set forth in the Certificate of Designation.  United also filed on such date with the Secretary of State of the State of Georgia a Certificate of Rights and Preferences (the “Certificate of Rights and Preferences”) of the Convertible Preferred Stock, amending the Articles of Incorporation of United to create, authorize and provide for the issuance of the Convertible Preferred Stock as a new series of United’s existing preferred stock.  As authorized and approved by Board of Directors of United, the Certificate of Rights and Preferences authorizes the issuance of 65,000 shares of Convertible Preferred Stock having the powers, preferences, participation and other special rights, qualifications, limitations, restrictions and other designations as set forth in the Certificate of Rights and Preferences.

The Certificate of Designation and Certificate of Rights and Preferences are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 8.01                          Other Events

On April 1, 2010, Company issued a press release that announced the Asset Sale and Securities Sale described above.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01                          Financial Statements and Exhibits.

(d)               Exhibits.

Exhibit No.                        Discription

1.1	Asset Purchase Agreement, dated April 1, 2010 by and among United Community Bank and Fletcher International, Inc., and certain affiliates thereof who may become parties thereto as purchasers.

1.2	Securities Purchase Agreement, dated April 1, 2010 between United Community Banks, Inc. and Fletcher International, Ltd.

1.3	Form of Warrant to be granted by United Community Banks, Inc. to Fletcher International, Ltd.

4.1	Certificate of Designation of the Common Stock Equivalent Junior Preferred Stock, dated March 31, 2010.

4.2	Form of Certificate of Rights and Preferences of the Series C Convertible Preferred Stock.

99.1	Press Release of United Community Banks, Inc., dated April 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                       /s/ Rex S. Schuette
                                                                                                      Rex S. Schuette
                                                                                                      Executive Vice President and
                                                                                                      Chief Financial Officer
April 1, 2010